Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statement has been prepared to illustrate (1) the effects of the merger, as well as (2) the refinancing as further discussed in Note 1 to this unaudited pro forma condensed combined financial statement, which we refer to as “the Debt Financing” and, together with the merger, are referred to as the “Transactions.” Refer to Note 1 for a description of the Transactions.

The merger was accounted for using the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations, which we refer to as ASC 805, with Syneos Health, Inc. (formerly INC Research Holdings, Inc.) and subsidiaries (the “Company”) treated as the accounting acquirer in the merger. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statement to give effect to pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) expected to have a continuing impact on the combined results of operations.

The unaudited pro forma condensed combined balance sheet at June 30, 2018 and unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2018 were not presented as the historical consolidated financial statements of the Company already reflect the effects of the Transactions. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017, combines the historical results of operations of the Company for the year ended December 31, 2017 and the historical results of inVentiv for the seven months ended July 31, 2017 (“Pre-merger period”), and gives effect to the Transactions as if they occurred on January 1, 2017. The unaudited pro forma condensed combined financial information has been prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) and is presented in U.S. Dollars. The unaudited pro forma condensed combined statement of operations does not reflect future events that may occur after the completion of the merger, including, but not limited to, the anticipated realization of ongoing savings from operating synergies and certain one-time charges the new combined company expects to incur in connection with the merger, including, but not limited to, costs in connection with integrating the operations of inVentiv with those of the Company.

This unaudited pro forma condensed combined financial statement is for informational purposes only. It does not purport to indicate the results that would actually have been obtained had the merger and the Debt Financing been completed on the assumed date or for the period presented, or which may be realized in the future. The unaudited pro forma adjustments for the Transactions have been estimated solely for the purpose of preparing unaudited pro forma condensed combined financial information. In accordance with ASC 805, the Company completed a preliminary valuation to adjust the assets and liabilities of inVentiv to their estimated fair values.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed combined financial statement;

•

The Company’s audited consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2017, and the Company’s Quarterly Report on Form 10-Q as of and for the six months ended June 30, 2018, which have been filed by the Company with the United States Securities and Exchange Commission (“SEC”);

•	inVentiv’s unaudited interim condensed consolidated financial statements and related notes thereto as of and for the six months ended June 30, 2017, which are included in this 8-K filing.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2017

($ in thousands, except per share data)

			Harmonization		Related
			and		Financing		Pro Forma
	Historical	Historical	Reclassification		Adjustments		Combined
	Syneos Health	inVentiv (ii)	(Note 4)		(Note 5)		Company
Net service revenue	$1,852,843	$1,202,170	$—		$—		$3,055,013
Reimbursable out-of-pocket expenses	819,221	192,971	154,731	4a	—		1,166,923

Total revenue	2,672,064	1,395,141	154,731		—		4,221,936

Costs and operating expenses:
Direct costs (exclusive of depreciation and amortization) (i)	1,232,023	828,299	42,755	4b	—		2,103,077
Reimbursable out-of-pocket expenses	819,221	192,971	154,731	4a	—		1,166,923
Selling, general, and administrative	282,620	438,444	(272,281)	4c	(1,254)	5a	447,529
Restructuring and other costs	33,315	—	15,380	4d	—		48,695
Transaction and integration-related expenses	123,815	—	25,646	4e	(148,765)	5a	696
Asset impairment charges	30,000	—	—		—		30,000
Depreciation	44,407	—	31,581	4f	(2,169)	5a	73,819
Amortization	135,529	—	148,179	4g	(43,105)	5a	240,603

Total operating expenses	2,700,930	1,459,714	145,991		(195,293)		4,111,342

(Loss) income from operations	(28,866)	(64,573)	8,740		195,293		110,594
Other (expense) income, net:
Interest income	1,182	378	—		—		1,560
Interest expense	(63,725)	(87,161)	—		30,289	5b	(120,597)
Loss on extinguishment of debt	(622)	—	—		—		(622)
Other (expense) income, net	(19,846)	—	(8,740)	4h	5,255	5c	(23,331)

Total other (expense) income, net	(83,011)	(86,783)	(8,740)		35,544		(142,990)
(Loss) income before provision for income taxes	(111,877)	(151,356)	—		230,837		(32,396)
Income tax (expense) benefit	(26,592)	45,879	—		(75,491)	5d	(56,204)
Net (loss) income	(138,469)	(105,477)	—		155,346		(88,600)
Less: Net income attributable to noncontrolling interest	—	(704)	—		—		(704)

Net (loss) income attributable to common shareholders	$(138,469)	$(106,181)	$—		$155,346		$(89,304)

Earnings per share attributable to common shareholders:
Basic	$(1.85)						$(0.86)
Diluted	$(1.85)						$(0.86)
Weighted average common shares outstanding:
Basic	74,913				28,647	5e	103,560
Diluted	74,913				28,647	5e	103,560

(i)	inVentiv’s historical statement of operations classifies direct costs as “Cost of revenues,” which included depreciation and amortization expense.
(ii)	For the seven months ended July 31, 2017.

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial statement.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT

Note 1. Description of the Transactions

The Merger: On August 1, 2017 (the “Merger Date”), Syneos Health, Inc. (formerly INC Research Holdings, Inc.) and subsidiaries (the “Company”) completed the merger with inVentiv with the Company surviving as the accounting and legal entity acquirer (the “Merger”). The Merger was accounted for as a business combination using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. The purchase price has been allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based upon their fair values. The excess of the purchase price over the tangible and intangible assets acquired and liabilities assumed has been recorded as goodwill. The goodwill in connection with the Merger is primarily attributable to the assembled workforce of inVentiv and the expected synergies of the Merger.

At the Merger Date, the shares of inVentiv’s outstanding common stock were converted into 49,297,022 shares of the Company’s common stock at an exchange ratio of 3.4928. In addition, inVentiv equity awards held by current employees and certain members of the former inVentiv board of directors were converted into Company equity awards using the exchange ratio. The value of the Merger consideration was $4.51 billion, as discussed below.

For the year ended December 31, 2017, the Company incurred $123.8 million of Merger-related expenses which were accounted for separately from the business combination and expensed as incurred within the “Transaction and integration-related expenses” line item of the audited consolidated statements of operations. These costs consisted primarily of investment banker fees, advisory fees, legal costs, accounting and consulting fees, share-based compensation expense, and employee retention bonuses. The Company also incurred approximately $5.8 million of bridge financing fees which were included in the “Interest expense” line item in the audited consolidated statements of operations for the year ended December 31, 2017. The Company deferred $25.5 million of financing costs incurred as a result of the 2017 Credit Agreement. These costs are being amortized over the term of the related debt.

Debt Financing: Concurrent with the completion of the Merger on August 1, 2017, the Company entered into the 2017 Credit Agreement for: (i) a $1.0 billion Term Loan A facility that matures on August 1, 2022; (ii) a $1.6 billion Term Loan B facility that matures on August 1, 2024; and (iii) a five-year $500.0 million revolving credit facility (the “Revolver”) that matures on August 1, 2022. The Company used available cash and the borrowings under the 2017 Credit Agreement to (among other things): (i) repay and extinguish approximately $445.0 million of outstanding loans and obligations under the Company’s previously existing long-term credit facility; (ii) repay approximately $1.74 billion of outstanding obligations under inVentiv’s long-term borrowings and associated accrued interest, which was treated as Merger consideration; (iii) pay approximately $290.3 million to partially redeem the principal of the Senior Notes assumed in the Merger, which included an early redemption penalty of $20.3 million; and (iv) pay fees, premiums, and other transaction expenses related to the Merger.

Note 2. Basis of Presentation

The unaudited pro forma condensed combined financial statement was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and pursuant to the U.S. Securities and Exchange Commission Regulation S-X Article 11, and presents the pro forma combined results of operations of the Company and inVentiv based upon the historical information, after giving effect to the Transactions discussed above, and the adjustments described in these footnotes. The unaudited pro forma condensed combined balance sheet at June 30, 2018 and unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2018 were not presented as the historical consolidated financial statements of the Company already reflect the effects of the Transactions. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 combines the historical results of operations of the Company for the year ended December 31, 2017 and the historical results of inVentiv for the Pre-merger period, and gives effect to the Transactions as if they occurred on January 1, 2017.

The Merger is reflected in the unaudited pro forma condensed financial statement as being accounted for under the acquisition method in accordance with ASC 805, Business Combinations, with the Company surviving as the accounting and legal entity acquirer. The unaudited pro forma adjustments for the Transactions have been estimated solely for the purpose of preparing unaudited pro forma condensed combined financial information. In accordance with ASC 805, the Company completed a preliminary valuation to adjust the assets and liabilities of inVentiv to their estimated fair values.

Under ASC 805, merger-related transaction costs and merger-related restructuring charges are not included as components of the consideration transferred but are accounted for as expenses in the period in which the costs are incurred. For the year ended December 31, 2017, the Company incurred transaction and stock compensation costs of approximately $148.8 million related to the Transactions. These costs are considered to be directly related to the Transactions and are not expected to have a continuing impact. Therefore, they have been excluded from the unaudited pro forma statement of operations.

The unaudited pro forma condensed combined financial information does not reflect pro forma adjustments for ongoing cost savings that the new combined company expects to and/or has achieved as a result of the Merger or the costs necessary to achieve these costs savings or synergies.

Note 3. The Merger – Consideration Transferred and Fair Value of Net Assets Acquired

The Merger Date fair value of the consideration transferred consisted of the following (in thousands, except for share and per share amounts):

(in thousands)	Amount
Fair value of common stock issued to acquiree stockholders(a)	$2,753,239
Fair value of replacement share-based awards issued to acquiree employees(b)	16,232
Repayment of term loan obligations and accrued interest(c)	1,736,152

Total consideration transferred	$4,505,623

(a)	Represents the fair value of 49,297,022 shares of the Company’s common stock at $55.85 per share, the closing price per share on the Merger closing date of August 1, 2017.
(b)	Represents the fair value of replacement share-based awards attributable to pre-combination services.
(c)	Represents repayment of inVentiv’s term loan obligations and related accrued interest as part of the Merger consideration on the Merger Date.

The following table summarizes the preliminary allocation of the consideration transferred based on the estimated fair values of assets acquired and liabilities assumed, with the excess of the purchase price over the estimated fair values of the identifiable net assets acquired recorded as goodwill:

(in thousands)
Assets acquired:
Cash and cash equivalents	$57,338
Restricted cash	433
Accounts receivable	367,595
Unbilled accounts receivable	261,585
Other current assets	95,506
Property and equipment	113,674
Intangible assets	1,334,200
Other assets	50,052

Total assets acquired	2,280,383
Liabilities assumed:
Accounts payable	38,072
Accrued liabilities	304,341
Contract liabilities	247,474
Capital leases	40,928
Long-term debt, current and non-current	737,872
Deferred income taxes, net	11,988
Other liabilities	121,241

Total liabilities assumed	1,501,916

Total identifiable assets acquired, net	778,467

Goodwill	$3,727,156

Note 4. Accounting Policies and Reclassifications

Management of the Company performed certain procedures for the purpose of identifying any material differences in significant accounting policies between the Company and inVentiv, and any accounting adjustments that would be required in connection with adopting uniform policies. Procedures performed by the Company involved a review of inVentiv’s summary of significant accounting policies and discussions with inVentiv’s management regarding inVentiv’s significant accounting policies to identify material adjustments. The following accounting policy differences have been identified and these adjustments are reflected in the column “Accounting Policy Harmonization and Reclassification.”

(a)

Reimbursable out-of-pocket expenses – Reflects the pro forma adjustment for the accounting policy harmonization of investigator fees, which are costs incurred and passed through to customers on a dollar for dollar basis. inVentiv historically netted the funds received for investigator fees against the related costs. The Company includes these costs in total operating expenses, and the related reimbursements are reflected in total revenue. To align inVentiv’s historical net presentation with the Company’s gross presentation for such costs, both revenue and expenses from reimbursable out-of-pocket expenses have been increased by $154.7 million related to the Pre-merger period.

Additionally, the historical consolidated statement of operations of inVentiv presented herein has been adjusted by reclassifying certain line items in order to conform to the Company’s financial statement presentation; these reclassifications are reflected in the column “Accounting Policy Harmonization and Reclassification.”

The reclassification adjustments on the unaudited pro forma statement of operations for the Pre-merger period pertain to the following (in thousands):

	Reclassification
										Gain or
Financial Statement Item			Foreign							Loss on
	Amortization	Depreciation	Currency	Bank			Transaction	Restructuring	Executive	Fixed Asset	Total pro forma	Adjustment
	Expense	Expense	Loss	Fees	Facilities Costs	IT Costs	Costs	Costs	Costs	Disposal	adjustment	Reference
Direct costs (i)	$—	$(12,858)	$—	$—	$23,747	$3,846	$—	$(4,708)	$32,728	$—	$42,755	4b
Selling, general, and administrative	(148,179)	(18,723)	(5,306)	(545)	(23,747)	(3,846)	(25,652)	(10,666)	(32,728)	(2,889)	(272,281)	4c
Restructuring and other costs	—	—	—	—	—	—	6	15,374	—	—	15,380	4d
Transaction and other integration-related expenses	—	—	—	—	—	—	25,646	—	—	—	25,646	4e
Depreciation	—	31,581	—	—	—	—	—	—		—	31,581	4f
Amortization	148,179	—	—	—	—	—	—	—	—	—	148,179	4g
Other (expense) income, net	—	—	(5,306)	(545)	—	—	—	—	—	(2,889)	(8,740)	4h

(i)	inVentiv’s historical statement of operations classifies direct costs as “Cost of revenues,” which includes depreciation and amortization expense.

Note 5. The Merger and Debt Financing – Pro Forma Adjustments

The Company’s unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017, combines the historical results of operations of the Company for the year ended December 31, 2017 and the historical results of inVentiv for the Pre-merger period, and gives effect to the Transactions as if they occurred on January 1, 2017. The transaction, stock compensation, and other non-recurring costs incurred with respect to the Merger have been excluded from the unaudited pro forma condensed combined statement of operations as they reflect charges directly attributable to the Transactions that will not have a continuing impact on the combined entity’s operations. The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 related to the Merger and Debt Financing are as follows:

(a)	Costs and operating expenses –The adjusted costs and operating expenses balance is comprised of the following:

(in thousands)	Net Adjustment
Amortization (i)	$(43,105)
Management fee (ii)	(2,211)
Accretion expense (iii)	957
Depreciation (iv)	(2,169)
Transaction expenses (v)	(148,765)

Net effect of pro forma adjustments	(195,293)

i.

Amortization – Adjustment reflects the elimination of the amortization expense included in the historical inVentiv operating results of $148.2 million and the recording of $105.1 million, the recalculated amortization expense based upon fair value of intangible assets acquired, net of amortization expense recorded subsequent to the Merger Date.

The adjustment for the additional amortization expense based upon the fair value of the intangible assets acquired is as follows:

	Estimated		Year Ended
(in thousands)	Fair Value	Useful Life	12/31/2017
Customer relationships	$1,169,700	6 years - 11 years	$118,116
Backlog	137,100	5 months - 2 years	76,688
Tradenames subject to amortization	27,400	5 months - 6 years	12,486

Total	$1,334,200		207,290
Less: Amortization recorded after Merger Date			102,215

Pro forma adjustment			105,075

ii.

Management fee – Reflects the pro forma adjustment of $2.2 million for the elimination of management fees included in the historical inVentiv operating results from January 1, 2017 through the Merger Date.

iii.

Accretion expense – Represents the net pro forma adjustment to remove $1.8 million of accretion expense related to the inVentiv historical contingent consideration liability and to record the additional $2.8 million of accretion expense as a result of using a higher discount rate of 9.5% in connection with the Transactions.

iv.

Depreciation – Represents the elimination of $4.6 million of depreciation expense included in the historical inVentiv operating results and recording of the additional $2.5 million of depreciation expense based upon the fair value of the tangible fixed assets acquired to reflect the Transactions as of January 1, 2017.

v.

Transaction and integration-related expenses – Reflects the pro forma adjustment for the elimination of non-recurring transaction expenses related to the Transactions included in the historical operating results as follows:

(in thousands)	Amount
Stock compensation expenses	$(29,540)
Other merger-related expenses	(119,225)

Total	$(148,765)

(b)	Interest expense –The adjusted interest expense is comprised of the following:

	Aggregate	Removal of	Removal of	Interest	Net	Increase in Effective
	Principal Amount	Historical Debt-	Non-Recurring Debt-	Related to the	Adjustment	Interest Expense if Rate
(in thousands)	on Acquisition Date	Related Costs	Related Costs	New Debt	Amount	Increased by 1/8%
New Term Loan A	$1,000,000	$—	$—	$(19,011)	$(19,011)	$(734)
New Term Loan B	1,600,000			(34,147)	(34,147)	(1,158)
Senior Notes	405,000			(14,747)	(14,747)	—
New Revolver				(658)	(658)	—
Less: Bridge Financing Fee			5,815		5,815	—
Less: Historical Interest Expense		93,037			93,037	—

Total		$93,037	$5,815	$(68,563)	$30,289	$(1,892)

(c)	Other (expense) income, net – Adjustment reflects the removal of expenses related to the third party fees associated with debt refinancing.

(d)

Income tax (expense) benefit – Adjustment reflects the income tax effect of the pro forma adjustments made to the pro forma statement of operations using the U.S. federal statutory tax rate of 35.0% and a blended state tax rate of 3.7%.

(e)

Basic and diluted earnings per share – The unaudited pro forma adjustment for basic weighted average shares outstanding represents the additional weighted average shares that should be accounted for in the calculation as if the Merger occurred on January 1, 2017. The adjustment is the variance between the 49.3 million total Company common stock issued as part of the Merger (and thus should be considered outstanding for the full year) and the 20.7 million shares actually included in the Company’s historical basic weighted average shares calculation, which represents the weighted average shares outstanding from the Merger Date to the end of the year. The diluted weighted average shares outstanding are equal to the basic weighted average shares outstanding as the unaudited pro forma condensed combined statement of operations is in a net loss position for the year ended December 31, 2017.